Exhibit 5

HARNEYS

British Virgin Islands and Anguillan lawyers

Associated offices London Tel: +44 (0) 20 7440 8790 Fax: +44 (0) 20 7440 8791 Anguilla Tel: +1 264 498 5000 Fax: +1 264 498 5001	Harney Westwood & Riegels Craigmuir Chambers PO Box 71 Road Town, Tortola British Virgin Islands Tel: +1 284 494 2233 Fax: +1 284 494 3547 www.harneys.com

Your Ref

26 February 2004	Our Ref 011425-0009-CAS-o01-v01

Securities Exchange Commission

Division of Corporation Finance

Washington, DC 20549

United States of America

Dear Sirs

Registration Statement on Form S-8 Filed by

Tommy Hilfiger Corporation Relating to the

Tommy Hilfiger Corporation 2003 Incentive Compensation Plan

We are British Virgin Islands counsel to Tommy Hilfiger Corporation, a company incorporated under the laws of the British Virgin Islands (hereinafter called the “Company”), in connection with the registration under the Securities Act of 1933, as amended, of the Ordinary Shares, par value $0.01 per share (the “Ordinary Shares”), of the Company issuable under the Tommy Hilfiger Corporation 2003 Incentive Compensation Plan (the “Plan”).

For the purpose of this opinion, we have examined originals or copies of the Plan, the Memorandum and Articles of Association of the Company, a facsimile copy of the resolutions of the Board of Directors of the Company adopted on 16 September 2003 and 2 February 2004, a facsimile copy of the resolutions of the Compensation Committee of the Company dated 16 September 2003; and a facsimile copy of minutes of the annual meeting of the shareholders of the Company held on 3 November 2003 and such other corporate documents and records of the Company as we have deemed relevant and necessary as a basis for this opinion.

For the purposes of this opinion we have assumed the genuineness of all signatures on all documents and the completeness, and the conformity to original documents, of all copies submitted to us and that all representations of fact (other than those opined on below) expressed in or implied by the documents are accurate. We have also assumed that the resolutions above-mentioned continue in full force and effect, having not been revoked by subsequent resolution.

A list of partners is available for inspection at our offices.

On the basis of the foregoing, we are of the opinion that the 3,500,000 Ordinary Shares of the Company when issued pursuant to the terms of the Plan will be validly issued, fully paid and non assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8 relating to the Plan.

Yours faithfully

HARNEY WESTWOOD & RIEGELS

/s/ Harney Westwood & Riegels

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